Mail Stop 3561

								April 24, 2006

By U.S. Mail

Mr. Frederic M. Kline
Chief Financial Officer
WGL Holdings, Inc.
101 Constitution Avenue NW
Washington, DC 20080

		Re:	WGL Holdings, Inc.
			Form 10-K for the fiscal year ended September 30,
2005
			Filed December 14, 2005
			File No. 1-16163

			Washington Gas Light Company
			Form 10-K for the fiscal year ended September 30,
2005
			Filed December 14, 2005
			File No. 0-49807

Dear Mr. Kline:


	We have completed our review of your Form 10-K and related filings and have no further comments at this time.



							Sincerely,




		Jim Allegretto
		Senior Assistant Chief Accountant